                            ASSET PURCHASE AGREEMENT


                                     AMONG


                              GETTYS CORPORATION,
                          GETTYS PROPERTY CORPORATION,


                                      AND


                    AMERICAN PRECISION INDUSTRIES INC., AND

                             API ACQUISITION CORP.



                              DATED APRIL 15, 1996

                               TABLE OF CONTENTS

                                                                                                                      Page
                                                                                                                      ----
                                                                    ARTICLE I
                                                           Purchase and Sale of Assets
                                                           ---------------------------
         1.1     Seller's Exercise of Puts; Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
                 --------------------------------------------
         1.2     Assets to be Transferred . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
                 ------------------------
                 (a)      Tangible Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
                          ---------------
                 (b)      Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
                          -------------
                 (c)      Real Property Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
                          --------------------
                 (d)      Intangible Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
                          -----------------
                 (e)      Covenant Not To Compete . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                          -----------------------
                 (f)      Cash and Cash Equivalents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                          -------------------------
                 (g)      Contracts, Purchase Orders and Sales Commitments  . . . . . . . . . . . . . . . . . . . . .    5
                          ------------------------------------------------
         1.3     Liabilities to be Assumed  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
                 -------------------------
         1.4     Consideration to be Paid by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
                 ---------------------------------
                 (a)      Purchase Price for the Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
                          -----------------------------
                 (b)      Cash Paid at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
                          --------------------
         1.5     [This Section intentionally deleted.]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                 -------------------------------------
         1.6     Manner of Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                 ------------------
                 (a)      Cash Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                          -------------
                 (b)      Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                          -------------------------
         1.7     Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                 ----------------------------
         1.8     Real Property and Real Property Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                 --------------------------------------

                                                                   ARTICLE II
                                                         Representations and Warranties
                                                         ------------------------------
         2.1     Representations and Warranties of Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                 -----------------------------------------
                 (a)      Corporate Standing and Authority; Binding Agreement . . . . . . . . . . . . . . . . . . . .   17
                          ---------------------------------------------------
                 (b)      Absence of Conflicting Agreements or Required Consents  . . . . . . . . . . . . . . . . . .   18
                          ------------------------------------------------------
                 (c)      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
                          ----------
         2.2     Representations and Warranties of API and Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . .   19
                 -----------------------------------------------
                 (a)      Corporate Standing and Authority; Binding Agreement . . . . . . . . . . . . . . . . . . . .   19
                          ---------------------------------------------------
                 (b)      Absence of Conflicting Agreements or Required Consents  . . . . . . . . . . . . . . . . . .   20
                          ------------------------------------------------------
                 (c)      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
                          ----------
                 (d)      Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
                          ---------

                                                                   ARTICLE III
                                                      Certain Covenants of Sellers and AEG
                                                      ------------------------------------
         3.1     Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
                 ---------
         3.2     Negative Covenants of Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
                 -----------------------------
         3.3     Affirmative Covenants of Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
                 --------------------------------
         3.4     Payment of Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
                 ----------------------
         3.5     Exclusivity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
                 -----------
         3.6     Hart-Scott-Rodino Filing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
                 ------------------------

                                                                   ARTICLE IV
                                                               Covenants of Buyer
                                                               ------------------
         4.1     Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
                 ---------
         4.2     Hart-Scott-Rodino Filing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
                 ------------------------
         4.3     Payment of Assumed Liabilities.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
                 ------------------------------
                                                                    ARTICLE V
                                                                     Closing
                                                                     -------
         5.1     Conditions to Sellers' Obligation to Close . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
                 ------------------------------------------
                 (a)      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
                          ------------------------------
                 (b)      No Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
                          -------------
                 (c)      Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
                          --------------
                 (d)      Assignments of Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
                          --------------------
                 (e)      Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
                          -------------------------
                 (f)      Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
                          ------------------
                 (g)      Hart-Scott-Rodino Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
                          -------------------------
                 (h)      [This Section intentionally deleted.] . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
                          -------------------------------------
                 (i)      Termination of Gettys Property Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
                          ------------------------------------
                 (j)      Employee Issues . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
                          ---------------
                 (k)      Covenants and Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
                          ------------------------
         5.2     Conditions to Buyer's Obligation to Close  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
                 -----------------------------------------
                 (a)      Representations, Warranties and Covenants . . . . . . . . . . . . . . . . . . . . . . . . .   34
                          -----------------------------------------
                 (b)      No Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
                          -------------
                 (c)      Conveyances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
                          -----------
                 (d)      Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
                          --------
                 (e)      Change of Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
                          --------------
                 (f)      Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
                          ------------------
                 (g)      Hart-Scott-Rodino Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
                          -------------------------
                 (h)      [This Section intentionally deleted.] . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
                          -------------------------------------
                 (i)      Termination of Gettys Property Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
                          ------------------------------------
                 (j)      Employee Issues . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
                          ---------------
                 (k)      Covenants and Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
                          ------------------------
                 (l)      Affiliates' Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
                          -------------------------------
         5.3     Time and Place . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
                 --------------
         5.4     Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
                 ------------
         5.5     Waiver of Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
                 --------------------
         5.6     Termination of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
                 ------------------------
         5.7     Procedure Upon Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
                 --------------------------
                                                                   ARTICLE VI
                                                                  Other Matters
                                                                  -------------
         6.1     Bulk Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
                 ----------
         6.2     Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
                 -------------
         6.3     Change of Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
                 --------------
         6.4     Non-Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
                 ---------------
         6.5     Product Liability Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
                 ---------------------------
         6.6     Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
                 -----------------
         6.7     License  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
                 -------
                                                                   ARTICLE VII
                                                                  Miscellaneous
                                                                  -------------

         7.1     Survival of Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . . . . . .   48
                 -----------------------------------------------------
         7.2     No Broker  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
                 ---------
         7.3     Expense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
                 -------
         7.4     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
                 -------
         7.5     Binding Effect; Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
                 --------------------------
         7.6     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
                 ----------------
         7.7     Choice of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
                 -------------
         7.8     Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
                 ------
         7.9     Post-Closing Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
                 ------------------------
         7.10    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
                 ------------
         7.11    Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
                 ----------
         7.12    Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
                 ------------
         7.13    Employee Issues  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
                 ---------------
         7.14    Indemnification Basket; Limitation of Liability. . . . . . . . . . . . . . . . . . . . . . . . . . .   55
                 ------------------------------------------------
         7.15    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
                 ------------
         7.16    Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
                 --------

                                                                  ARTICLE VIII
                                                                Guarantee by API  . . . . . . . . . . . . . . . . . .   58
                                                                ----------------

                      EXHIBITS TO ASSET PURCHASE AGREEMENT
                      ------------------------------------

1.2(a)   -       Tangible Assets to be transferred

1.2(b)   -       Real Property to be transferred

1.2(c)   -       Real Property Leases to be transferred

1.2(d)   -       Intangible Assets to be transferred and Excluded Intangible
                 Assets

1.2(g)   -       Contracts, Purchase Orders and Sales Commitments to be
                 transferred

1.6(b)   -       Form of Instrument of Assumption to be delivered by API at closing

1.8(b)   -       Form of Assignment of Lease

1.8(c)   -       Form of Affidavit certifying that Gettys Property Corporation is not a foreign person as defined in the Foreign Investment in Real Property Tax Act ("FIRPTA"), providing its employer identification number and certifying that API is not required to withhold any tax pursuant to FIRPTA.

2.1(b)   -       Conflicting Agreements and Required Consents

6.7      -       Form of Licensing Agreement

                            ASSET PURCHASE AGREEMENT
                            ------------------------

                 THIS AGREEMENT dated April 15, 1996 is by and among GETTYS CORPORATION, a Delaware corporation ("Gettys"); GETTYS PROPERTY CORPORATION, a Delaware Corporation ("Gettys Property") (Gettys and Gettys Property hereinafter referred to individually as a "Seller" and collectively as "Sellers"); and AMERICAN PRECISION INDUSTRIES INC., a Delaware corporation ("API") and API ACQUISITION CORP., a Wisconsin corporation ("Buyer").

                                    RECITALS
                                    --------

                 A. API and Sellers are parties to a Management Agreement dated December 23, 1994 (the "Management Agreement");

                 B. Sellers have the right under Section 7 of the Management Agreement to require API to purchase the business and certain assets of Sellers subject to the terms and conditions provided in the Management Agreement (the "Put");

                 C. API has the right under Section 8 of the Management Agreement to require Sellers to sell such business and assets to API subject to the terms and conditions provided in the Management Agreement (the "Call");

                 D. API, pursuant to its right under Section 13(f) of the Management Agreement, has assigned its rights and obligations under the Put to Buyer, its wholly-owned subsidiary;

                 E. The Management Agreement provides that any sale of such business and assets pursuant to the Put or the Call shall be subject to and consummated in accordance with the terms of this Agreement;

                 F. API, Gettys and Marine Midland Bank (the "Escrow Agent") are parties to an Escrow Agreement dated January 1, 1995 (the "Escrow Agreement") pursuant to which API has deposited $2,000,000 in escrow (the "Escrowed Funds") for use in connection with the transactions contemplated under this Agreement; and

                 G. To induce API to enter into this Agreement, AEG Aktiengesellschaft, a stock corporation organized under the laws of the Federal Republic of Germany ("AEG"), is willing to agree to certain covenants contained in this Agreement.

                 NOW, THEREFORE, in consideration of the premises and the terms, conditions and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby the parties hereto agree as follows:

                               TERMS OF AGREEMENT
                               ------------------

                                   ARTICLE I

                          Purchase and Sale of Assets
                          ---------------------------

                 1.1 SELLER'S EXERCISE OF PUTS; PURCHASE AND SALE. Each Seller hereby exercises its respective Put as authorized and provided for in
Section 7 of the Management Agreement. Upon the terms and subject to the conditions of this Agreement, at the Closing, as hereinafter defined, each Seller shall sell to Buyer, and Buyer shall purchase from such Seller all of such Seller's right, title and interest in and to the assets identified in
Section 1.2 hereof (the "Assets") and Buyer shall pay to Sellers the consideration specified in Section 1.4.

                 1.2 ASSETS TO BE TRANSFERRED. The Assets shall consist of the following:

                          (a)     TANGIBLE ASSETS.  All tangible property of
Sellers other than the "Real Property" as defined in Subsection 1.2(b) below (the "Tangible Assets"), including, without limitation, machinery and equipment, replacement parts, leasehold improvements, furniture, vehicles, inventory (the "Inventory"), supplies, sundry tangible assets and fixtures (including, without limitation, all of such items described on Exhibit 1.2(a) attached hereto). Tangible Assets shall also include, without limitation, all of Sellers' computerized and hard copy books and records primarily or exclusively pertaining to Sellers' business and the Assets, but excluding Sellers' minute books and stockholder and stock transfer records; provided, however, Sellers shall provide Buyer reasonable access after Closing to Sellers' minute books and stockholder and stock transfer records to the extent pertaining to matters occurring through the date of Closing.

                          (b)     REAL PROPERTY.  The real property described
on Exhibit 1.2(b) attached hereto, together with all buildings and improvements thereon and all rights of way of Sellers to all streets, highways, alleys and driveways, and all easements relating thereto (the "Real Property").

                          (c)     REAL PROPERTY LEASES.  The real property
leases listed on Exhibit 1.2(c) attached hereto (the "Real Property Leases").

                          (d)     INTANGIBLE ASSETS.  All intangible assets of
Sellers (the "Intangible Assets"), including without limitation, all prepaid items, deposits, stocks, bonds and other investments, accounts receivable and notes receivable from customers and other debtors, including Affiliates (the "Accounts Receivable"), patents, copyrights, trademarks, trade names, service marks, logos and other proprietary designs, computer programs, engineering drawings, technical and shop drawings, artwork and schematics, specifications, marketing data, covenants not to compete for the benefit of Sellers, know-how, trade secrets and the name of Sellers and Sellers' customer lists (including, without limitation, all of such items described on Exhibit 1.2(d) attached hereto), other than the items listed on Exhibit 1.2(d), if any, under the heading "Excluded Intangible Assets."

                          (e)     COVENANT NOT TO COMPETE.  The covenant of
Sellers contained in Section 6.4.

                          (f)     CASH AND CASH EQUIVALENTS.  All of Sellers'
cash and cash equivalents.

                          (g)     CONTRACTS, PURCHASE ORDERS AND SALES
COMMITMENTS. Those leases, licenses, agreements, arrangements, commitments and contracts, whether written or oral, pertaining to the conduct of the business of either Seller or entered into in the ordinary course of business of either Seller which are identified and briefly described on Exhibit 1.2(g) attached hereto and all other written or oral leases, licenses, agreements, arrangements, commitments and contracts entered into by either of Sellers after the commencement of the "Management Period" (as defined in the Management Agreement) with the express approval of Buyer (all of such leases, licenses, agreements, arrangements, commitments and contracts, other than purchase orders received and sales commitments made by Sellers, hereinafter referred to as the "Contracts"); and all purchase orders received and accepted by Gettys and all sales commitments made by Gettys in the ordinary course of Gettys' business which are outstanding on the date of Closing and which were either (i) entered into prior to the commencement of the Management Period and provide for the sale of goods, products or services for cash at purchase price rates no less than normal and customary rates in accordance with Gettys' past business practices or (ii) entered into after the commencement of the Management Period (the "Purchase Orders and Sales Commitments").

                 1.3 LIABILITIES TO BE ASSUMED. At Closing Buyer shall assume and become responsible to pay, perform and discharge (i) all liabilities reflected on Sellers' audited combined balance sheet for Sellers' fiscal year ending December 31, 1994 (the "1994 Audited Balance Sheet") excluding any liabilities identified as "contingencies" on such balance sheet which are outstanding on the date of Closing, (ii) all obligations of Sellers under the Contracts and Purchase Orders and Sales Commitments (to the extent that such obligations are to be performed from and after January 1, 1995 and are outstanding on the date of Closing), (iii) all accounts payable and other current liabilities of Sellers which are outstanding on the date of Closing and incurred in the ordinary course of business from and after January 1, 1995,
(iv) all loans by API to Gettys pursuant to Section 3 of the Management Agreement, and (v) any liability or obligation for product liability or product nonconformity claims arising from the sale of products manufactured by Sellers prior to January 1, 1995 and thereafter modified, and any liability or obligation for product liability or product nonconformity claims arising from the sale of products manufactured by Sellers on or after January 1, 1995 (collectively, the "Assumed Liabilities"). Buyer does not assume any liabilities of Sellers other than the Assumed Liabilities, and, notwithstanding any implication to the contrary above, none of the following liabilities or obligations are "Assumed Liabilities" for purposes of this
Agreement:

                          (a)     The liabilities included in the line items
"Note Payable" and "Due to related parties: DBNA liability" and "Due to related parties: Intercompany - corporate allocation" on the 1994 Audited Balance Sheet;

                          (b)     Any of Sellers' liabilities or obligations
for expenses or fees incident to or arising out of the negotiation, preparation, approval, or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby, including without limitation attorneys' and accountants' fees, sales or transfer taxes and the cost of any real property search, survey and title insurance costs payable by Sellers;

                          (c)     Any liability or obligation of Sellers with
respect to (i) federal, state, local or foreign taxes which are imposed upon or measured by the income of Sellers, (ii) sales, use, excise, franchise or payroll taxes of Sellers and (iii) liabilities for interest, penalties or additions to any of such taxes, it being understood that API and/or Buyer shall not be deemed to be Sellers' transferee with respect to any tax liability (provided, however, that Buyer shall assume Sellers' liabilities outstanding on the date of Closing, for the payment of sales, use, excise and payroll taxes to the extent that such liabilities were incurred in the ordinary course of business during the "Management Period" (as defined in the Management Agreement);

                          (d)     Any of Sellers' liabilities or obligations,
to the extent due to facts and circumstances existing or arising solely prior to January 1, 1995, by reason of any violation or alleged violation of any federal, state, local or foreign law or regulation or any requirement of any governmental authority, or of the rights of others;

                          (e)     Any of Sellers' obligations or liabilities
which relate to any Employee Benefit Plans (as that term is defined below) or each Seller's employment or termination of the employment of its employees (including any obligation to pay severance or sick pay) other than any such obligations and liabilities of Sellers' (i) arising in the ordinary course of business during the Management Period (but not including any such obligations and liabilities (A) which arise as a result of the consummation of the transactions contemplated hereunder or (B) to the extent such obligations and liabilities arise from events which occurred prior to the commencement of the Management Period) and (ii) which Buyer agrees to assume under the provisions of Section 7.13(b) hereof;

                          (f)     Liabilities, if any, arising as a result of
transactions entered into in violation of this Agreement;

                          (g)     Any liability or obligation for product
liability or product nonconformity claims arising from the sale of products manufactured by Sellers prior to January 1, 1995, and not thereafter modified;

                          (h)     Any liabilities or obligations owing by
Sellers to the "Affiliates" (as defined in Section 7.11 below) other than (i) Purchase Orders and Sales Commitments outstanding on the date of Closing and
(ii) liabilities included in the line item "Due to Related Parties:
Intercompany - other payables" on the 1994 Audited Balance Sheet;

                          (i)     Any liability or obligation (i) owing to or
arising in connection with Sellers' engagement or employment of Lynn Nelson and Bencsik and Mackie Consulting or (ii) owing to Wayne Hanke as a result of various bonus commitments made to Mr. Hanke by Sellers or any Affiliates with respect to Mr. Hanke's efforts to assist in the sale of Sellers or Sellers' assets or Mr. Hanke's agreement to accept employment from any buyer thereof (including, without limitation, a commitment to pay Mr. Hanke 12 months' salary in such event);

                          (j)     The obligation to pay for any product
liability or comprehensive general liability insurance required under the provisions of Section 6.5 hereof; and

                          (k)     Any other liability or obligation of Sellers
not expressly assumed by API and/or Buyer under this Section 1.3.

                          For the purposes of this Agreement, "Employee Benefit
Plans" shall mean all employee pension benefit plans (as defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare benefit plans (as defined in section 3(1) of ERISA), all specified fringe benefit plans (as defined in section 6039D(d) of the Internal Revenue Code of 1986, as amended (the "Code")), and all executive compensation, retirement, supplemental retirement, deferred compensation, incentive, bonus, severance, compensation associated with change in control, perquisite, health care, death benefit, medical insurance, disability insurance, life insurance, vacation pay, sick pay or other material plans, programs, and arrangements to which either Seller is or has been a party, with respect to which either Seller has an obligation, or that have been or are maintained, contributed to, or sponsored by either Seller for the benefit of any current or former employee, officer, or director.

                 1.4      CONSIDERATION TO BE PAID BY BUYER.

                          (a)     PURCHASE PRICE FOR THE ASSETS.  As
consideration for the Assets, Buyer shall assume the Assumed Liabilities and pay to Sellers the amount of the "Additional Consideration" in the manner specified in Section 1.4(b). If the Assets are being purchased by Buyer pursuant to a Put by Sellers under the Management Agreement, then the Additional Consideration shall be $4,777,000. As provided in the Side Letter (as defined in Section 7.6 below), this amount reflects an adjustment in the amount of $385,392 for the losses incurred by the Sellers in the period from January 1, 1996 to May 31, 1996 equal to five-twelfths of the total projected losses of the business of the Sellers for the 1996 calendar year. In consideration therefor, the Buyer, API and the Sellers accordingly agree that, effective as of 11:59 p.m., Racine, Wisconsin time on December 31, 1995, the results of operations of the business conducted by the Sellers have been for the account of the Buyer and shall be so reflected in the books of the Buyer and the Sellers.

                          (b)     CASH PAID AT CLOSING.  Buyer shall pay to
Sellers at Closing in cash in accordance with Section 1.6(a) hereof an amount equal to 100% of the Additional Consideration (which shall include the Escrowed Funds held by the Escrow Agent under the Escrow Agreement).

                 1.5      [THIS SECTION INTENTIONALLY DELETED.].

                 1.6      MANNER OF PAYMENTS.

                          (a)     CASH PAYMENTS.  All cash payments required to
be made by API and/or Buyer hereunder shall be made by wire transfer of immediately available funds to an account designated by Sellers prior to the date of Closing.

                          (b)     ASSUMPTION OF LIABILITIES.  To effect the
assumption by Buyer of the Assumed Liabilities, Buyer shall deliver at the Closing a duly executed instrument of assumption in the form of Exhibit 1.6(b) hereto.

                 1.7 ALLOCATION OF PURCHASE PRICE. The purchase price for the Real Property shall be $1,795,000 for real property transfer tax purposes. The parties shall agree on an allocation of the purchase price among the Assets for federal income tax purposes which allocation shall be made in accordance with the provisions of Section 1060 of the Code.

                 1.8      REAL PROPERTY AND REAL PROPERTY LEASES.

                          (a)     Sellers shall pay on or before the date of
Closing all real property taxes, personal property taxes, assessments, utilities, sewer and water charges, insurance charges and similar items which are delinquent or due and payable prior to or on such date with regard to the Real Property and any personal property located at the Real Property. Upon closing, Buyer shall receive a credit against the purchase price for the Real Property for the full amount of any unpaid non-delinquent 1995 real property taxes with respect to the Real Property. All current period real property taxes, personal property taxes, assessments and sewer and water charges with respect to the Real Property and any personal property located at the Real Property will be pro-rated and adjusted as of the date of Closing. The proration and adjustment of the 1996 real and personal property taxes and assessments on the Real Property and on the personal property located at the Real Property will be pro-rated and adjusted on the basis of 105% of the amount of the real and personal property taxes and assessments therefor which appear on the 1995 tax bills.

                                  Gettys Property shall convey to Buyer good
and marketable title to the Real Property free and clear of all liens and encumbrances; except that Buyer will accept the Real Property subject to (i) restrictions of record and zoning requirements providing that they do not conflict with the present specific improvements or uses of the Real Property, and have not been violated, unless their enforcement is barred by law, and (ii) water lines, sanitary sewer, drainage, gas distribution lines and main, electrical and telephone easements and rights-of-way of record provided they are or may be used for service to the Real Property and provided buildings and other improvements on the Real Property are not on the easements and rights-of-way and (iii) any other title exceptions (not including liens) which would not individually or collectively render Sellers' title to the Real Property unmarketable or materially adversely affect the Real Property, or its use as presently utilized (hereinafter referred to as "Permitted Exceptions"). Sellers shall provide Buyer with a tax and title search covering only the Real Property (guaranteed by the abstract company preparing such search) and a survey of the Real Property certified to Buyer and its title insurer, showing the location of all the buildings, easements, rights-of-way and improvements located on or affecting the Real Property (such survey shall be dated within thirty (30) days of the date of Closing).

                                  At the Closing, Gettys Property shall deliver
to Buyer a warranty deed conveying good and marketable title to the Real Property in fee simple, free and clear of all liens and encumbrances other than Permitted Exceptions.

                                  If Buyer raises objections to Gettys
Property's title with respect to the Real Property which makes it unmarketable or if Gettys Property is unable to convey title to the Real Property free and clear of all liens and encumbrances other than Permitted Exceptions (any such objection, a "Title Defect"), then, Sellers shall take such action as shall be necessary to cure and remove the Title Defect prior to the Closing, and the Closing shall be extended for a reasonable period of time (not to exceed sixty (60) days) in order to enable Sellers to cure the same. If Sellers fail to cure a Title Defect in accordance with the provisions of the immediately preceding sentence, then Buyer may elect to cancel this Agreement; provided, however, that in the event that Sellers or Buyer are able to obtain a reasonable, i.e., not to exceed $10,000, commitment for any affirmative fee title insurance covering the Title Defect, Sellers shall pay the increased cost of such fee title insurance covering such title defect and this Agreement shall remain in full force and effect. For purposes of this Subsection 1.8(a), no lien, encumbrance, title defect, objection or violation created by or resulting from the act or omission of Buyer shall be deemed a Title Defect. Buyer shall notify Sellers no later than fifteen (15) days after Buyer's actual discovery of any Title Defect (or, in the event that Buyer actually discovers any such Title Defect within fifteen (15) days prior to the Closing, promptly after such actual discovery and prior to Closing). Notwithstanding anything to the contrary herein provided, Buyer shall not be obligated to notify Sellers of any Title Defect which may be disclosed by the tax and title search or survey to be provided by Sellers hereunder, until thirty (30) days after Sellers shall have delivered to Buyer both such search and such survey. Any Title Defect which can be cured at the Closing by reasonable, i.e., not to exceed $10,000, disbursement of funds shall be so cured by Sellers at the Closing. If request is made by Seller within a reasonable time prior to the Closing,

Buyer shall provide at the Closing separate checks, as requested, in order to facilitate the satisfaction of any such Title Defect and the Additional Consideration shall be reduced by the aggregate amount of such checks.

                                  Sellers shall pay for the real estate
transfer tax, any title insurance which may be required to cure a Title Defect as described above, the surveys and the continuations of the abstract of title to the date of Closing. Buyer shall pay for recording the deeds and for any policy of title insurance which it desires unless such insurance is required to cure a Title Defect as described above.

                          (b)     At the Closing, Sellers' leasehold interest
under each of the Real Property Leases shall be conveyed by an assignment of lease, in the form annexed hereto as Exhibit 1.8(b) (the "Assignment of Lease"), in recordable form, which shall transfer to Buyer all of Sellers' right, title and interest in and to the Real Property Leases.

                          (c)     Gettys Property shall deliver to Buyer at
Closing an affidavit in the form attached hereto as Exhibit 1.8(c), certifying that Gettys Property is not a foreign person as defined in the Foreign Investment in Real Property Tax Act ("FIRPTA"), providing Gettys Property's employer identification number and certifying that Buyer is not required to withhold any tax pursuant to FIRPTA.

                                   ARTICLE II

                         Representations and Warranties
                         ------------------------------

                 2.1 REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers hereby jointly and severally represent and warrant to API and Buyer that:

                          (a)     CORPORATE STANDING AND AUTHORITY; BINDING
AGREEMENT. Each of Sellers and AEG is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; and each Seller has full corporate power to own all of its properties and assets and to conduct its business as it is now being conducted in all material respects. The execution of this Agreement by each Seller and AEG and consummation of the transactions contemplated herein will not violate any provision of each such party's Certificate of Incorporation or By-laws, and each such party has obtained all necessary authorization and approval from its Board of Directors and shareholders for the execution of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sellers and AEG, and, assuming the due authorization, execution and delivery by each of API and Buyer, constitutes a legal, valid and binding agreement of each Seller and AEG enforceable against each of them in accordance with its terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and to general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

                          (b)     ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED
CONSENTS. Except as set forth in Exhibit 2.1(b), the execution, delivery and performance of this Agreement by Sellers and AEG do not and will not: (i) assuming compliance with the HSR Act (as defined in Section 3.6 hereof), conflict with or violate any federal, state or local law, rule or regulation to which any of Sellers or AEG is subject to or any, order, judgment or decree of any court or governmental agency applicable to any of Sellers or AEG or by which any of them is bound, (ii) result in any breach of or constitute a default under any note, bond, mortgage, indenture, lease, license, franchise or other instrument or obligation to which any of Sellers or AEG is a party (other than any entered into by Sellers upon the initiation, recommendation or with the approval of API and/or Buyer), except for such breaches or defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, or (iii) except for applicable requirements of the HSR Act, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, excluding from the foregoing clauses (i) and
(ii) such breaches, defaults and violations which, in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Sellers, taken as a whole (a "Material Adverse Effect").

                          (c)     LITIGATION.  There is no litigation,
proceeding or investigation pending, or to the knowledge of either Seller after due inquiry of its officers, threatened against either Seller which seeks to prevent, or if successful would prevent, either Seller from consummating the transactions contemplated by this Agreement.

                 2.2 REPRESENTATIONS AND WARRANTIES OF API AND BUYER. API and Buyer hereby jointly and severally represent and warrant to Sellers that:

                          (a)     CORPORATE STANDING AND AUTHORITY; BINDING
AGREEMENT. API is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. API and Buyer each has full corporate power and authority to own all its respective properties and assets and to conduct its business as it is now being conducted in all material respects. The execution of this Agreement by API and Buyer and consummation of the transactions contemplated herein will not violate any provision of each of API's or Buyer's Certificate of

Incorporation or By-Laws. This Agreement has been duly and validly executed and delivered by API and Buyer and, assuming the due authorization, execution and delivery of each of Sellers and AEG, constitutes a legal, valid and binding agreement of API and Buyer enforceable against API and/or Buyer in accordance with its terms, subject only to applicable laws of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and to general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). API and Buyer have each obtained all necessary authorization and approval by their respective Board of Directors and stockholder or stockholders for the execution of this Agreement and the consummation of the transactions contemplated hereby.

                          (b)     ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED
CONSENTS. The execution, delivery and performance of this Agreement by API and Buyer does not and will not: (i) assuming compliance with the HSR Act (as defined in Section 3.6 hereof), conflict with or violate any federal, state or local law, rule or regulation to which API and/or Buyer is subject to or any, order, judgment or decree of any court or governmental agency applicable to API and/or Buyer or by which they are bound, (ii) result in any breach of or constitute a default under any note, bond, mortgage, indenture, lease, license, franchise or other instrument or obligation to which API and/or Buyer is a party, except for such breaches or defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, or
(iii) except for applicable requirements of the HSR Act, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, excluding from the foregoing clauses (i) and (ii) such breaches, defaults and violations which, in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations or financial condition of API and/or Buyer.

                          (c)     LITIGATION.  There is no litigation,
proceeding or investigation pending or, to the knowledge of API and/or Buyer after due inquiry of their officers, threatened against API and/or Buyer which seeks to prevent, or if successful would prevent, API and/or Buyer from consummating the transactions contemplated by this Agreement.

                          (d)     FINANCING.  The Buyer has sufficient funds
available to it to purchase the Assets pursuant to this Agreement and both API and Buyer each have sufficient funds to otherwise satisfy their obligations under this Agreement.

                                  ARTICLE III

                      Certain Covenants of Sellers and AEG
                      ------------------------------------

                 3.1      INDEMNITY.  Subject to the limitations contained in
Section 7.14 hereof, Sellers and AEG jointly and severally shall defend, indemnify and hold API and Buyer harmless from and against any liabilities, losses, claims, damages, costs and expenses (collectively "Indemnified Losses"), resulting from (i) any misrepresentation or breach of warranty or of covenant on the part of Sellers made herein, in any certificate or statement delivered by Sellers pursuant hereto or, subject to Sections 10(c) and (d) of the Management Agreement, in Section 10(a) of the Management Agreement, (ii) the assertion against API or Buyer of any liability of either Seller other than the Assumed Liabilities, or (iii) any liabilities which are asserted against API or Buyer by reason of any failure by the parties to comply with the provisions of Article 6 of the Wisconsin Uniform Commercial Code or Section 77.52(18) of Wis. Stat. In addition, AEG agrees to defend, indemnify and hold API and Buyer harmless from and against any Indemnified Losses resulting from any claim, action or proceeding made or initiated against API and Buyer, or with respect to the Assets, pursuant to which it is asserted that the transfer of the Assets to Buyer constitutes a fraudulent conveyance or similar transfer under any applicable state, federal or local law, rule or regulations. API and Buyer will notify Sellers and AEG as soon as practicable after they have concluded that they have a claim for indemnification against Sellers and AEG under the provisions of this Section 3.1, which notice shall include a description of the nature and basis of such claim. API and Buyer shall have the right to conduct the defense against any such matter which may be claimed against them which they will do diligently and in good faith; and any proposed settlement or failure to take an available appeal which would result in a claim against Sellers or AEG hereunder shall be approved by AEG, which approval will not be unreasonably withheld. API and Buyer will be reimbursed by Sellers and AEG jointly and severally for all reasonable costs and reasonable expenses incurred by them in the defense of an indemnifiable claim and in enforcing this indemnity. In enforcing this indemnity, API and Buyer may, at their option, enforce this right of indemnification against any one or more of the indemnitors hereunder. Any of Sellers and AEG may, at its own expense, participate in the defense of any third party litigation or other proceeding initiated against API or Buyer when indemnification hereunder is to be based on the result of such action; and API and Buyer shall notify Sellers and AEG as promptly as practicable of the initiation of any such litigation.

                 3.2 NEGATIVE COVENANTS OF SELLERS. Between the date hereof and the date of the Closing, Sellers will not do any of the following without API's or Buyer's prior written consent, which consent shall not be unreasonably withheld; provided, however, that Sellers shall not be deemed to have violated or breached the following covenants to the extent any such violation or breach arises as a result of any action taken by or upon the initiation, recommendation or with the approval of API or Buyer pursuant to the Management Agreement:

                          (a)     Increase the compensation, bonuses, or
benefits payable to any employee of Sellers except non-material changes in the compensation of non-supervisory employees, except such increases as are granted in the ordinary course of business in accordance with such Seller's customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases but not any general across-the-board increases);

                          (b)     Except as otherwise contemplated under the
Management Agreement, pay or discharge any claim, lien, encumbrance or liability (whether absolute, accrued, contingent or otherwise and whether or not due or to become due) other than in the ordinary course of business;

                          (c)     Enter into any material contract or
commitment other than in the ordinary course of business;

                          (d)     Enter into any collective bargaining
agreement or create or enter into any additional or amend any existing Employee Benefit Plan (unless required to do so to comply with any applicable law);

                          (e)     Create, assume or incur any encumbrance on
any of the Assets other than in the ordinary course of business;

                          (f)     Sell, assign, lease, exchange or otherwise
transfer or dispose of any of the Assets other than in the ordinary course of business;

                          (g)     Merge or consolidate with or into any other
entity or enter into any agreements relating thereto;

                          (h)     Accelerate the collection of accounts
receivable or decelerate the payment of accounts payable other than in the ordinary course of business;

                          (i)     Issue any capital stock of either Seller of
any class, any options, warrants, calls, commitments or rights of any character to purchase capital stock of either Seller, or any securities convertible into shares of capital stock of either Seller or into options, warrants, calls, commitments or rights of any character to purchase capital stock of either Seller;

                          (j)     Declare or pay any dividends in cash or in
kind upon any capital stock of Sellers or return any capital to Sellers' shareholder in the form of property other than cash or pay or make any distribution of property other than cash to Sellers' shareholder, or make any interest or principal payments to Sellers' shareholder or any other Affiliate except as permitted under the terms of the Management Agreement;

                          (k)     Guarantee or otherwise accommodate the
obligation of any person except as results from the endorsement of negotiable instruments in the ordinary course of business; or

                          (l)     Enter into any agreement or commitment to (i)
purchase goods or services having a purchase price exceeding $35,000, (ii) make any capital expenditure in excess of $35,000 or other than in the ordinary course of Sellers' business or (iii) incur any material obligation or liability other than in the ordinary course of Sellers' business.

                 3.3 AFFIRMATIVE COVENANTS OF SELLERS. Between the date hereof and the date of the Closing, except (i) as otherwise consented to or approved by API or Buyer in writing, which approval shall not be unreasonably withheld, or (ii) such actions by Sellers as are required to be taken in order for Sellers to satisfy the conditions set forth in Section 5.2 hereof, Sellers will take the actions described in subparagraphs (a) through (f) below; provided, however, that Sellers shall not be deemed to have violated or breached the following covenants to the extent any such violation or breach arises as a result of any action taken by or upon the initiation, recommendation or with the approval of API or Buyer pursuant to the Management Agreement or as a result of any inaction arising as a result of API's or Buyer's failure to perform any of its obligations under the Management
Agreement:

                          (a)     Provide API, Buyer and their counsel,
accountants and other representatives during regular business hours, and so as not to unreasonably interfere with normal business operations, reasonable access to (i) all corporate and financial books and records of Sellers, (ii) Sellers' operating facilities, (iii) Sellers' customers and (iv) all other matters reasonably considered by API or Buyer to be relevant to the business and affairs of Sellers;

                          (b)     Operate the business of Sellers substantially
as currently operated and in the ordinary course consistent with Sellers' past practices, and, consistent with that operation, Sellers will each use their commercially reasonable best efforts to preserve intact Sellers' present business organization and goodwill of Sellers' employees, customers, suppliers and others having business relations with Sellers and the Patents;

                          (c)     Maintain Sellers' books of account, records
and files substantially in the same manner as they are maintained as of the date of this Agreement and make no material change in accounting principles from those followed in the preparation of the Financial Statements;

                          (d)     Maintain and enforce existing policies of
insurance or substitute policies providing reasonably comparable insurance coverage in amounts not less than those in effect on the date of this Agreement;

                          (e)     Pay obligations under all material contracts,
agreements, leases, commitments, understandings, franchises, licenses or similar arrangements as and when they become due; and

                          (f)     Take all required corporate action to
effectuate the transactions contemplated by this Agreement.

                 3.4 PAYMENT OF LIABILITIES. Sellers each agree that following the Closing Sellers shall continue to pay, perform and discharge Sellers' liabilities other than the Assumed Liabilities as they may become due. The foregoing covenant shall be for the benefit of API and Buyer and shall not be deemed to give any third party rights under this Agreement.

                 3.5 EXCLUSIVITY. Unless and until this Agreement is terminated pursuant to Section 5.6, Sellers jointly and severally agree to deal exclusively with API or Buyer with respect to the subject matter of this Agreement and to refrain from any discussions with any other persons expressing an interest in acquiring either Seller or its assets.

                 3.6 HART-SCOTT-RODINO FILING. Sellers agree that Sellers or their "ultimate parent entity" will file all requisite documents and notification, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") with respect to the transactions contemplated under this Agreement (the "HSR Filing") as promptly as practicable after the execution of this Agreement.

                                   ARTICLE IV

                               Covenants of Buyer
                               ------------------

                 4.1      INDEMNITY.  Subject to the limitations contained in
Section 7.14 hereof, API and Buyer jointly and severally shall defend, indemnify and hold Sellers harmless from and against all Indemnified Losses (as defined in Section 3.1 hereof) resulting from (i) any misrepresentation or breach of warranty or covenant on the part of API or Buyer made herein, in any statement or certificate delivered by API or Buyer pursuant hereto or, subject to Section 10(c) of the Management Agreement, in Section 10(b) of the Management Agreement, or (ii) the assertion against either Seller of any of the Assumed Liabilities. Each Seller shall have the right to conduct the defense against any such matter which may be claimed against such party which it will do diligently and in good faith; and any proposed settlement or failure to take an available appeal which would result in a claim against API or Buyer hereunder shall be approved by API or Buyer respectively, which approval will not be unreasonably withheld. Each Seller will be reimbursed by API and/or Buyer for all reasonable costs and reasonable expenses incurred by such party in the defense of an indemnifiable claim and in enforcing this indemnity. Each of Sellers will notify API or Buyer as promptly as practicable after it has concluded that it has a claim for indemnification against API or Buyer under the provisions of this Section 4.1, which notice shall include a description of the nature and basis of such claim. API or Buyer may, at its own expense, participate in the defense of any third party litigation or other proceeding initiated against Sellers when indemnification hereunder is to be based on the result of such action; and each of Sellers shall notify API or Buyer as promptly as practicable of the initiation of any such litigation.

                 4.2 HART-SCOTT-RODINO FILING. API or Buyer will file as promptly as practicable after the execution of this Agreement any HSR Filing required to be filed by API or Buyer or their "ultimate parent entity", if applicable, in connection with the transactions contemplated under this Agreement.

                 4.3 PAYMENT OF ASSUMED LIABILITIES. API and Buyer agree that following the Closing Buyer shall pay, perform and discharge the Assumed Liabilities as they may become due. The foregoing covenant shall be for the benefit of Sellers and shall not be deemed to give any third party rights under this Agreement.

                                   ARTICLE V

                                    Closing
                                    -------

                 5.1 CONDITIONS TO SELLERS' OBLIGATION TO CLOSE. The obligations of Sellers to effect the transactions contemplated hereby shall be subject to satisfaction at or prior to the date of Closing of the following conditions:

                          (a)     REPRESENTATIONS AND WARRANTIES.  The
representations and warranties of API and Buyer set forth in Section 2.2 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the date of Closing, and Sellers shall have received at the Closing a certificate signed by duly authorized officers of API and Buyer to that effect.

                          (b)     NO LITIGATION.  There shall not have been
instituted on or before the Closing any action or proceeding to restrict, in any material respect, or prohibit the transactions contemplated by this Agreement.

                          (c)     PURCHASE PRICE.  The Additional Consideration
required to be paid by Buyer at the Closing pursuant to Section 1.4 shall have been paid in accordance therewith.

                          (d)     ASSIGNMENTS OF LEASE.  Buyer shall have
executed and delivered to Gettys an Assignment of Lease for each Real Property Lease.

                          (e)     ASSUMPTION OF LIABILITIES.  Buyer shall have
assumed the Assumed Liabilities and delivered to Sellers a duly executed instrument of assignment and assumption in the form annexed hereto as Exhibit 1.6(b).

                          (f)     OPINION OF COUNSEL.  Sellers shall have
received an opinion of Jaeckle, Fleischmann & Mugel, counsel to

API and Buyer, dated the date of the Closing and in form and substance reasonably satisfactory to Sellers and Sellers' counsel to the effect that:

                                  (1)      Each of API and Buyer is a
corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power to own, lease and operate its properties and carry on its business as it is now being conducted.

                                  (2)      The execution of this Agreement by
API and Buyer and consummation by them of the transactions contemplated herein do not and will not violate any provision of each of API's and Buyer's Certificate of Incorporation or By-Laws or, to counsel's knowledge, any law, regulation or ordinance to which API and/or Buyer is subject and, to counsel's knowledge, do not and will not violate or affect any provision of any order, award, judgment or decree to which API and/or Buyer is a party or by which they are bound.

                                  (3)      Each of API and Buyer has taken all
action required by law, its Certificate of Incorporation and By-Laws to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated herein. This Agreement and, when consummated, the transactions contemplated herein do and shall constitute legal, valid and binding obligations of API and Buyer enforceable against them in accordance with their respective terms except as may be limited by bankruptcy, insolvency or similar laws and discretion of courts to grant or deny equitable remedies.

                                  (4)      To counsel's knowledge, counsel is
not aware of any breach of any representation, warranty or covenant contained in this Agreement by API or Buyer.

                          (g)     HART-SCOTT-RODINO FILINGS.  Each of the
Sellers, API, and the Buyer and any other person (as such term is defined in the HSR Act) required in connection with the transactions contemplated hereby to file a Notification and Report Form for Certain Mergers and Acquisitions with the DOJ and the FTC pursuant to the HSR Act shall have made such filing and all applicable waiting periods with respect to each such filing (including any extensions thereof) shall have expired or been terminated.

                          (h)     [THIS SECTION INTENTIONALLY DELETED.]

                          (i)     TERMINATION OF GETTYS PROPERTY LEASE.  The
Lease Agreement dated December 29, 1993 by and between Gettys Property and Gettys covering the Real Property shall have been terminated effective as of the date of Closing.

                          (j)     EMPLOYEE ISSUES.  The parties shall have
complied with the provisions of Section 7.13(a) hereof.

                          (k)     COVENANTS AND AGREEMENTS.  All covenants and
agreements of API and Buyer contained in this Agreement and required to be performed by them hereunder prior to Closing shall have been performed in all material respects.

                 5.2 CONDITIONS TO BUYER'S OBLIGATION TO CLOSE. The obligations of Buyer to effect the transactions contemplated hereby shall be subject to satisfaction at or prior to the date of Closing of the following conditions:

                          (a)     REPRESENTATIONS, WARRANTIES AND COVENANTS.
The representations and warranties of Sellers set forth in Section 2.1 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the date of Closing (except to the extent that such representations and warranties are not true and correct solely as a result of any events occurring after the commencement of the Management Period, other than acts or failures to act by Sellers which violate the terms of the Management Agreement or this Agreement); the covenants contained in Sections
3.2 and 3.3 hereof shall have been performed in all material respects (except to the extent that such covenants have not been performed as a result of API performing or failing to perform its management responsibilities under the Management Agreement); and API or Buyer shall have received at the Closing a certificate signed by a duly authorized officer of each of Seller to that effect.

                          (b)     NO LITIGATION.  There shall not have been
instituted any action or proceeding to restrict, in any material respect, or prohibit the transactions contemplated by this Agreement.

                          (c)     CONVEYANCES.  Sellers shall have duly
executed and delivered to API or Buyer the following all of which shall be reasonably satisfactory in form and substance to API, Buyer and their counsel
(i) instruments conveying to Buyer good title to all of the Assets owned by Sellers, free and clear of all liens, encumbrances and security interests except for Permitted Exceptions and security interests granted in favor of API, Buyer and their affiliates, (ii) an Assignment of Lease for each Real Property Lease and an estoppel certificate executed by the lessor under each Real Property Lease, and (iii) an instrument of assignment and assumption in the form annexed hereto as Exhibit 1.6(b) conveying all of Seller's right, title and interest in and to all Assets not owned by Sellers.

                          (d)     CONSENTS.  Any and all material consents
listed or required to be listed under Exhibit 2.1(b) shall have been duly executed by the person or entity required to consent and shall have been delivered to API or Buyer.

                          (e)     CHANGE OF NAME.  Sellers shall have delivered
to Buyer such documentation and consents as Buyer shall reasonably request to effect the changes of name contemplated by

Section 6.3 herein, including documents required by the Secretary of State of the State of Delaware for that purpose.

                          (f)     OPINION OF COUNSEL.  API or Buyer shall have
received an opinion of Detlef G. Lehnardt, Esq., counsel to Sellers, or such other counsel reasonably acceptable to API or Buyer, dated the date of the Closing and in form and substance reasonably satisfactory to API, Buyer and their counsel to the effect that:

                                  (1)      Each Seller is a corporation duly
incorporated, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power to own, lease and operate its properties and carry on its business as it is now being conducted.

                                  (2)      The execution of this Agreement by
each Seller and the consummation by it of the transactions contemplated herein do not and will not violate any provision of its Certificate of Incorporation or By-Laws or, to counsel's knowledge, any law, regulation or ordinance to which it is subject and, to counsel's knowledge, do not and will not violate or affect any provision of any order, award, judgment or decree to which it is a party or by which it is bound.

                                  (3)      Each Seller has taken all action
required by law, its Certificate of Incorporation and By-Laws to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated herein. This Agreement and, when consummated, the transactions contemplated herein do and shall constitute legal, valid and binding obligations of each Seller enforceable against each of them in accordance with their respective terms except as may be limited by bankruptcy, insolvency or similar laws and the discretion of courts to grant or deny equitable remedies.

                                  (4)      To counsel's knowledge, counsel is
not aware of any breach of any representation, warranty or covenant contained in this Agreement by Sellers.

                          (g)     HART-SCOTT-RODINO FILINGS.  Each of the
Sellers, API and Buyer and any other person (as such term is defined in the HSR
Act) required in connection with the transactions contemplated hereby to file a Notification and Report Form for Certain Mergers and Acquisitions with the DOJ and the FTC pursuant to the HSR Act shall have made such filing and all applicable waiting periods with respect to each such filing (including any extensions thereof) shall have expired or been terminated.

                          (h)     [THIS SECTION INTENTIONALLY DELETED.]

                          (i)     TERMINATION OF GETTYS PROPERTY LEASE.  The
Lease Agreement dated December 29, 1993 by and between Gettys Property and Gettys covering the Real Property shall have been terminated as of the date of Closing.

                          (j)     EMPLOYEE ISSUES.  The parties shall have
complied with the provisions of Section 7.13(a) hereof.

                          (k)     COVENANTS AND AGREEMENTS.  All covenants and
agreements of the Sellers contained in this Agreement and required to be performed by such parties hereunder prior to Closing shall have been performed in all material respects.

                          (l)     AFFILIATES' ACCOUNTS RECEIVABLE.  All
accounts receivable owing by Affiliates to either Seller are current in accordance with applicable payment terms established by each Seller in the ordinary course of business.

                 5.3 TIME AND PLACE. The closing hereunder shall, unless the parties agree to another date or place, take place at the offices of Jaeckle, Fleischmann & Mugel, 800 Fleet Bank Building, 12 Fountain Plaza, Buffalo, New York 14202, at 10:00 A.M. on the first business day following the date on which all of the conditions to each party's obligations hereunder have been satisfied or waived (the "Closing"). The parties agree that the transaction will be made effective as of 11:59 p.m., Racine, Wisconsin time, on December 31, 1995 as provided in Section 1.4(a) above.

                 5.4 BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its commercially reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

                 5.5 WAIVER OF CONDITIONS. Sellers, API and Buyer may, at their respective options, waive any conditions to their respective obligations to Closing.

                 5.6 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing:

                          (a)     by written agreement of all of the parties
hereto;

                          (b)     by Buyer, if (i) there has been a material
violation or material breach by either Seller of any of their respective agreements, representations or warranties contained in this Agreement which has rendered the satisfaction of a material condition to the obligations of Buyer impossible and which has not been waived by Buyer in writing or (ii) there has been any event or occurrence which has rendered the satisfaction of a material condition to the obligations of Buyer impossible and such condition has not been waived by Buyer in writing, provided, however, that Buyer may not elect to terminate this Agreement under this Section 5.6(b) if the basis for such termination has arisen as a result of API's or Buyer's violation or breach of their agreements, representations or warranties contained in this Agreement;

                          (c)     by Sellers, if (i) there has been a material
violation or material breach by API or Buyer of any of their agreements, representations or warranties contained in this Agreement which has rendered the satisfaction of a material condition to the obligations of Sellers impossible and which has not been waived by Sellers in writing or (ii) there has been any event or occurrence which has rendered the satisfaction of a material condition to the obligations of Sellers impossible and such condition has not been waived by Sellers in writing (provided, however, that Sellers may not elect to terminate this Agreement under this Section 5.6(c) if the basis for such termination has arisen as a result of either Seller's violation or breach of its agreements, representations or warranties contained in this Agreement); and

                          (d)     by any party hereto if the Closing shall not
have occurred on or before the date which is 120 days after the date of this Agreement (provided, however, that a party may not elect to terminate this Agreement under this Section 5.6(d) if the Closing has not occurred as a result of a material violation or breach by such party of its agreements, representations or warranties contained in this Agreement).

                 5.7 PROCEDURE UPON TERMINATION. In the event of termination of this Agreement by Sellers or Buyer pursuant to Section 5.6 hereof, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated by this Agreement shall be abandoned without further action by the parties hereto. If the transactions contemplated by this Agreement are terminated as provided herein:

                          (a)     Each party, if requested, will redeliver all
documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

                          (b)     All confidential information received by any
party hereto with respect to the business of any other party shall not be used or disclosed to another person to the detriment of any other party; and

                          (c)     No party hereto and none of their respective
directors, officers, stockholders, affiliates or controlling persons shall have any liability or further obligation to any other party to this Agreement, except that (i) Sellers shall each remain liable for any claims arising as a result of any material misrepresentation or material breach of warranty or covenant by Sellers under this Agreement which occurs prior to the date of the termination of this Agreement pursuant to

Section 5.6 hereof and (ii) API and/or Buyer shall remain liable for any claims arising as a result of any material misrepresentation or breach of warranty or covenant by API and/or Buyer under this Agreement which occurs prior to the date of the termination of this Agreement pursuant to Section 5.6 hereof; provided, however, that each of Sellers' aggregate liability and each of API's and Buyer's aggregate liability in such event shall not exceed an aggregate amount equal to the Additional Consideration.

                                   ARTICLE VI

                                 Other Matters
                                 -------------

                 6.1 BULK SALES. The parties waive compliance with the provisions of Article 6 of the Wisconsin Uniform Commercial Code and Section 77.52(18) of Wis. Stat. in consideration of Sellers' and AEG's agreement to provide indemnification to API and Buyer in connection therewith as provided for under Section 3.1 hereof.

                 6.2 ANNOUNCEMENTS. No press releases, announcements, or other public disclosure related to this Agreement or the transactions contemplated herein will be issued or made to the press, employees, customers, suppliers or any other person without the approval of Buyer and Sellers, which approval shall not be unreasonably withheld, except for any public disclosure which Buyer or Seller in good faith believe is required by law (in which case the party proposing to make such disclosure shall use all reasonable efforts to consult with the other parties hereto before making any such public disclosure).

                 6.3 CHANGE OF NAME. Following the Closing, Buyer and its successors and assigns shall be entitled to utilize the name "Gettys" (the "Name") or such other similar names as Buyer may select. As of the Closing and thereafter, Sellers shall cease all use of the Name and any other similar name and shall adopt a corporate name dissimilar to the Name.

                 6.4      NON-COMPETITION.

                          (a)     The parties recognize that the value of the
business being purchased by Buyer is dependent upon the particular method in which Sellers have conducted the business and the contacts of Sellers and any of the Affiliates with customers of Sellers, and that Buyer is entering into this transaction with a view toward that value. Accordingly, Gettys covenants and agrees that during the period from the date of Closing through December 31, 1996, neither Gettys nor AEG nor any of the "Subsidiaries" (as defined below) will undertake to target or solicit any current customers of Gettys. For the purposes of this Section 6.4, the "Subsidiaries" shall mean any person, corporation, partnership, joint venture, trust or other form of business organization a majority interest in which is owned directly or indirectly by AEG; notwithstanding the foregoing, Modicon Inc., a Delaware corporation, shall be deemed for purposes of this Section 6.4 to be included within "Subsidiaries".

                          (b)     Sellers acknowledge that (i) certain pricing
policies, sales and marketing strategies, employee training practices and other operating practices primarily or exclusively utilized in the businesses of Sellers and (ii) the identity of the customers of Sellers, the engineering drawings and know-how of Sellers are confidential and valuable proprietary information which are included in the Assets purchased by Buyer; provided, however, that Gettys and any of the Affiliates may retain copies of and continue to make use of such customer identities, engineering drawings and know-how of Gettys in connection with all business activities (other than the business activities conducted by API, Buyer, Buyer's affiliates and Sellers on the date of Closing) carried on by any such Affiliate on the date of Closing. Sellers will not disclose (i) Sellers' sales policies, strategies and employee training and operating practices primarily or exclusively utilized in the businesses of Sellers or (ii) the identity of the customers, the engineering drawings and know-how of Sellers to any person or entity unless permitted in writing to do so by API or Buyer; provided, however, that Gettys and any of the Affiliates may retain copies of and continue to make use of such customer identities, engineering drawings and know-how of Gettys in connection with all business activities (other than the business activities conducted by API, Buyer,

Buyer's affiliates and Sellers on the date of Closing) carried on by any such Affiliate on the date of Closing. Sellers will transfer to API or Buyer at the Closing, and will not retain, any of their copies, documents, manuals, summaries, memos, notes, computer programs, disks, and database information in any form containing any of the above described (i) policies, strategies and employee training and operating practices primarily or exclusively utilized in the businesses of Sellers and (ii) customer identities, engineering drawings and know-how; provided, however, that Gettys and any of the Affiliates may retain copies of and continue to make use of such customer identities, engineering drawings and know-how of Gettys in connection with all business activities (other than the business activities conducted by API, Buyer, Buyer's affiliates and Sellers on the date of Closing) carried on by any such Affiliate on the date of Closing.

                          (c)     Sellers recognize that their failure to
comply with the provisions of this Section 6.4 shall cause irreparable harm to Buyer and that money damages alone would be insufficient to compensate Buyer. Sellers therefore agree that any court having jurisdiction may enter a preliminary or permanent restraining order or injunction (without the posting of a bond) against Sellers, AEG and the other Subsidiaries in the event of actual or threatened breach of any of the provisions of this Section. Any such relief shall not preclude Buyer from seeking any other relief at law or equity with respect to any such claim.

                          (d)     If any provision of this Section is deemed to
be in violation of law or unenforceable for any reason, the remainder of this Section shall remain in full force and effect and shall continue to be binding upon Sellers, AEG and the Subsidiaries and the parties agree that the court shall substitute a reasonable, judicially enforceable limitation in place of the unenforceable provision in order to serve the intent of the parties as expressed herein and the reasonable business needs and expectations of Buyer in purchasing the Assets, including the goodwill of Sellers' customers.

                 6.5 PRODUCT LIABILITY INSURANCE. Gettys shall maintain its product liability insurance policy for a period of at least five years after the Closing. The policy shall affirmatively insure Gettys' indemnity obligations to Buyer under this Agreement for product liability claims.

                 6.6 BOOKS AND RECORDS. API or Buyer shall retain the books and records of Sellers acquired hereunder and, unless such books and records are offered to Sellers as provided below, API and Buyer shall not, for the period of seven (7) years following the Closing, destroy or otherwise dispose of the books and records of Sellers acquired by API or Buyer hereunder. During such seven (7) year period, API or Buyer shall not destroy or otherwise dispose of such books and records without first offering to surrender to Sellers at Sellers' expense such books and records or any portion thereof which Buyer may intend to destroy or dispose of. If Seller does not accept such offer in writing within 10 days after made or make arrangements, at Sellers' expense, to pick up such books and records within 30 days after such offer is made, then API or Buyer may destroy or dispose of any such books and records in any manner they deem appropriate. Upon reasonable notice, API or Buyer shall make such books and records available to Sellers, their attorneys, accountants and representatives for examination and copying, at Sellers' expense, and on such reasonable terms and conditions as API or Buyer may impose. In addition, API or Buyer shall furnish to Sellers, and Sellers shall furnish to Buyer, on a timely basis, all financial and tax return information as may be reasonably requested for the purpose of filing and/or defending tax returns for Sellers or for API or Buyer. The party requesting assistance shall reimburse the other for all reasonable costs and expenses of providing such assistance.

                 6.7 LICENSE. At the Closing, each of the Sellers and Buyer will execute and deliver to the other a Licensing Agreement substantially in the form of Exhibit 6.7 hereto, whereby Buyer grants to Sellers and their Affiliates a perpetual non-exclusive non-transferable royalty-free license to continue the use of all Patents (as such term is defined in the Management Agreement), except for any trademarks, trade names, service marks and logos or other similar designations of source or origin (including, without limitation, the name and logo "Gettys") included in the Patents, in connection with any business activity carried on by any such Affiliate on the date of Closing.

                                  ARTICLE VII

                                 Miscellaneous
                                 -------------

                 7.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations, warranties and covenants made by the parties in this Agreement shall survive the Closing; provided, however, that the representations and warranties of the parties shall only survive the Closing for a period of six months following the date of Closing and shall thereafter expire.

                 7.2 NO BROKER. API and Buyer jointly and severally represent to Sellers and Sellers jointly and severally represent to Buyer that, except for the services of James D. Wolfensohn Incorporated ("Broker"), no broker, finder, consultant or other person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby. Sellers will jointly and severally indemnify the Buyer and will hold Buyer harmless from and against any claims by Broker or any other broker, finder or consultant deemed to be engaged by any Sellers or any of the Affiliates for a brokerage fee, finder's fee or the like. API and Buyer jointly and severally will indemnify Sellers, and will hold them harmless from and against any claims by any broker, finder or consultant deemed to be engaged by API, Buyer or any company that directly or indirectly controls, is controlled by or is under common control with API or Buyer.

                 7.3 EXPENSE. Except as otherwise expressly provided for under this Agreement, whether or not the transactions contemplated hereby are consummated, each of the parties shall be responsible for the payment of all of their respective legal, accounting and other expenses incurred in connection with the transactions contemplated by this Agreement.

                 7.4 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and delivered personally or mailed by registered or certified mail return receipt requested, postage prepaid, or sent by facsimile transmission, addressed as follows or to such other address as a party shall specify for this purpose in a notice given in the same manner:

                          To Sellers:

                                  Gettys Corporation
                                  c/o AEG Aktiengesellschaft
                                  Lyoner Strasse 9
                                  60528 Frankfurt
                                  Federal Republic of Germany
                                  Attn:  Karl-Heinz Stupperich
                                  Tel:  01149 69 6649 4403
                                  FAX:  01149 69 6649 1234

                                  Gettys Property Corporation
                                  c/o AEG Aktiengesellschaft
                                  Lyoner Strasse 9
                                  60528 Frankfurt
                                  Federal Republic of Germany
                                  Attn:  Karl-Heinz Stupperich
                                  Tel:  01149 69 6649 4403
                                  FAX:  01149 69 6649 1234


                          To AEG:

                                  AEG Aktiengesellschaft
                                  Lyoner Strasse 9
                                  60528 Frankfurt
                                  Federal Republic of Germany
                                  Attn:  Karl-Heinz Stupperich
                                  Tel:  01149 69 6649 4403
                                  FAX:  01149 69 6649 1234


                          To Buyer or API:

                                  American Precision Industries Inc.
                                  2777 Walden Avenue
                                  Cheektowaga, New York 14225
                                  Attn:  President
                                  Tel:  716-684-9700
                                  FAX:  716-684-2155


                          Copies of notices to Sellers and AEG
                          shall be sent to:

                                  Skadden, Arps, Slate, Meagher & Flom
                                  919 Third Avenue
                                  New York, New York 10022
                                  Attn:  J. Michael Schell, Esq.
                                  Tel:  212-735-3000
                                  FAX:  212-735-2000

                          Copies of notices to Buyer or API shall be sent to:

                                  Jaeckle, Fleischmann & Mugel
                                  800 Fleet Bank Building
                                  12 Fountain Plaza
                                  Buffalo, New York 14202
                                  Attn:  James J. Tanous, Esq.
                                  Tel:  716-856-0600
                                  FAX:  716-856-0432

Any notice given pursuant to this Section shall be deemed given when personally delivered, three days after mailing or upon acknowledgement of receipt if sent by facsimile transmission, provided that notice of change of address shall only be effective upon receipt thereof.

                 7.5 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns but may not be assigned by any party without the written consent of all the other parties; provided, however, that the parties hereto agree that Buyer may assign its rights and obligations hereunder to a wholly-owned subsidiary, but no such assignment shall relieve Buyer from its obligations hereunder.

                 7.6 ENTIRE AGREEMENT. This Agreement including the Exhibits hereto, and the letter from API to Sellers dated March 6, 1996 as accepted and agreed to by Sellers on March 6, 1996 that Buyer hereby expressly acknowledges and accepts (the "Side Letter"), embody the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to the transactions contemplated herein; provided, that in the case of any reference to the Management Agreement herein, the provisions of the Management Agreement, as expressly modified by this Agreement and the Side Letter, shall be incorporated herein by such reference. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the party to be charged therewith.

                 7.7 CHOICE OF LAW. This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

                 7.8 WAIVER. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Any waiver must be in writing and signed by the party entitled to performance.

                 7.9 POST-CLOSING COOPERATION. After Closing, each of the parties agrees that, at the reasonable request of another party, it will take such actions and furnish such additional documents and instruments as may be necessary or reasonably desirable to better effectuate the transactions contemplated by this Agreement.

                 7.10 COUNTERPARTS. This Agreement may be executed in counterparts and will be effective when at least one counterpart has been executed by each party hereto. This Agreement may be executed in multiple originals, each of which shall be deemed to be an original instrument. All such counterparts and duplicate originals together shall constitute but one Agreement.

                 7.11 AFFILIATES. For the purposes of this Agreement, "Affiliates" shall mean AEG and any company or entity that directly or indirectly controls, is controlled by or is under common control with Sellers or AEG.

                 7.12 RISK OF LOSS. During the period between the date hereof and the date of Closing, the risk of loss shall be on Sellers and Sellers shall continue to carry the fire and extended coverage insurance on the Assets at the full replacement cost thereof. In the event that any of the Assets are destroyed or damaged requiring repairs costing in excess of $50,000.00 and are not restored to their present condition by the date of Closing, the Buyer shall, at its option, either accept title to the Assets and receive the benefit of all insurance monies recovered or recoverable by Sellers on account of such destruction or damage, or delay the Closing until such time as the Assets are so repaired. Any damage to the Assets requiring repairs costing $50,000.00 or less shall be repaired by Sellers prior to the date of Closing. If any portion of the Assets is impaired, confiscated, condemned or otherwise taken pursuant to a Condemnation Proceeding prior to the Closing, the proceeds from such Condemnation Proceeding shall be used by Sellers to restore the Assets to their present condition by the date of Closing; provided, however, that if any such Condemnation Proceeding results in a material adverse change in the Assets and the Assets cannot be restored as described above, then Buyer shall have the option of either (i) terminating this Agreement (without penalty or liability hereunder) by delivery of notice of such termination to Sellers or (ii) proceeding to Closing hereunder (in which event Buyer shall receive the benefit of all proceeds recovered or recoverable by Sellers in connection with any such Condemnation Proceeding).

                 7.13     EMPLOYEE ISSUES.

                          (a)     Notwithstanding anything to the contrary set
forth in the Management Agreement, API agrees that if API, in its capacity as manager under the Management Agreement, proposes to terminate the employment of any employees of Gettys or Gettys Property (for any reason other than cause) at any time between the date of this Agreement and the date of the Closing, then such proposal shall be referred to the Board of Directors of Gettys for a final determination as to whether and how to proceed with such proposed termination.

                          (b)     Buyer shall prior to Closing offer employment
to all active employees of Sellers who are in good standing as of the Closing ("Sellers' Employees") at salary or wage levels in effect at the Closing. The Buyer acknowledges that the number of employees that Buyer has agreed to hire (i.e., offer employment to) constitutes at least substantially all of the employees of Sellers. Any such employee who accepts employment with Buyer ("Hired Employees") and who is terminated by Buyer (other than for cause) within six months after the Closing shall be entitled to severance from Buyer in accordance with Sellers' severance policy in effect on the date of Closing giving credit to the employee for such employee's length of service with Sellers. The covenants contained in this Section shall not be deemed to require Buyer to retain any Hired Employees for any period of time or at any particular salary or wage level following Closing, nor shall this covenant be deemed to give any third party rights under this Agreement; provided, however, that Buyer will not materially reduce any Hired Employee's wage or salary level without cause for a period of six months after the Closing. Buyer shall (i) recognize all earned but unused vacation of Hired Employees under Seller's vacation policy in effect on the date of Closing and shall permit the Hired Employees to use such earned, but unused vacation after Closing in accordance with Buyer's vacation policy and (ii) pay to Sellers' Employees who do not accept employment with Buyer, the amount of any earned but unused vacation which such employees are entitled to receive as a lump sum payment under such vacation policy, if any.

                 7.14     INDEMNIFICATION BASKET; LIMITATION OF LIABILITY.

                          (a)     Notwithstanding anything to the contrary
contained in Section 3.1 hereof, API or Buyer shall not assert a claim for indemnification under the provisions of clauses (i) and (ii) of the first sentence of Section 3.1 or the second sentence of Section 3.1 unless and until the total amount of API's or Buyer's Indemnified Losses, with respect to which API or Buyer are entitled to indemnification under the provisions of such clauses (i) and (ii) and second sentence, exceed $50,000.00 (the "Basket Amount") in the aggregate. If API's or Buyer's Indemnified Losses exceed the Basket Amount, then API or Buyer may seek indemnification under the provisions of such clauses (i) and (ii) and second sentence for API's or Buyer's Indemnified Losses in excess of the Basket Amount; provided, however, that nothing in this Section 7.14 shall be construed as limiting API's or Buyer's right to seek indemnification under the provisions of clause (iii) of the first sentence of Section 3.1 for any and all of API's or Buyer's Indemnified Losses arising with respect to the matters described in such clause (iii). Notwithstanding anything to the contrary contained in Section 4.1 hereof, neither Seller shall assert a claim for indemnification under the provisions of
Section 4.1 unless and until the total amount of Sellers' Indemnified Losses, with respect to which Sellers are entitled to indemnification under the provisions of Section 4.1, exceed the Basket Amount in the aggregate. If Sellers' Indemnified Losses exceed the Basket Amount, then Sellers may seek indemnification under the provisions of Section 4.1 for Sellers' Indemnified Losses in excess of the Basket Amount.

                          (b)     Notwithstanding anything to the contrary
contained herein, API's and Buyer's total liability for indemnification claims asserted by Sellers under the provisions of clause (i) of the first sentence of
Section 4.1 of this Agreement shall in no event exceed an aggregate amount equal to the Additional Consideration. Notwithstanding anything to the contrary contained herein, Sellers' and AEG's total liability for indemnification claims asserted by API and Buyer under the provisions of clause
(i) of the first sentence and the second sentence of Section 3.1 of this Agreement shall in no event exceed an aggregate amount equal to the Additional Consideration; and notwithstanding anything to the contrary contained herein, Sellers' and AEG's total liability for indemnification claims asserted by API and Buyer under the provisions of clauses (ii) and (iii) of the first sentence of Section 3.1 of this Agreement shall in no event exceed an aggregate amount equal to the sum of (i) the Additional Consideration and (ii) the amount of all liabilities reflected on the 1994 Audited Balance Sheet other than (A) any liabilities identified as "contingencies" thereon and (B) the liabilities included in the line items "Note payable", "Due to related parties: DBNA liability" and "Due to related parties: Intercompany - corporate allocation".

                 7.15 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provisions will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                 7.16 CAPTIONS. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

                                  ARTICLE VIII

                                Guarantee by API
                                ----------------

                 API hereby irrevocably and unconditionally guarantees to each Seller and AEG full, prompt and complete performance by Buyer of Buyer's obligations, representations, warranties, covenants and undertakings in this Agreement.

                 This guarantee is a continuing guarantee and shall remain in full force and effect so long as any such obligation, representation, warranty, covenant or undertaking of Buyer continues to exist.

                 API's liability under this guarantee shall not be discharged or impaired by (i) the release of or granting of time or any other indulgence to Buyer or (ii) any other act, event or omission which would or might, but for this guarantee, operate to impair or discharge API's liability hereunder.

                 All payments to be made by API shall be made in full without set-off or counterclaim and free and clear of any deduction whatsoever except to the extent required by law.

                 IN WITNESS WHEREOF, this Agreement has been executed the day and year first above written.


                 SELLERS:                     GETTYS CORPORATION


                                              By________________________________
                                                   Name:________________________
                                                   Title:_______________________


                                                   GETTYS PROPERTY CORPORATION


                                              By________________________________
                                                   Name:________________________
                                                   Title:_______________________

                 BUYER:                       API ACQUISITION CORP.



                                              By________________________________
                                                  Name:   Richard S. Warzala
                                                  Title:  President




Solely for the purpose of undertaking and accepting its obligations under Section
3.1 of this Agreement:

AEG AKTIENGESELLSCHAFT


By________________________________
     Name:________________________
     Title:_______________________

Solely for the purpose of undertaking and accepting its obligations and guarantees under this Agreement:

AMERICAN PRECISION INDUSTRIES INC.


By________________________________
     Name:   Kurt Wiedenhaupt
     Title:  President and Chief
             Executive Officer

                                FIRST AMENDMENT
                               (this "Amendment")



                 Reference is made to the Asset Purchase Agreement among Gettys Corporation and Gettys Property Corporation (collectively, the "Sellers"), and American Precision Industries Inc. ("API"), and API Acquisition Corp. (the "Buyer") dated April 15, 1996 (the "Asset Purchase Agreement").

                 All capitalized terms not specifically defined herein shall have the meanings defined in the Asset Purchase Agreement.

                 In consideration of the terms, conditions and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers, Buyer and API agree that:

                 1. Section 1.8(a) of the Asset Purchase Agreement is hereby amended by deleting the first paragraph thereof.

                 2. Section 5.2(1) of the Asset Purchase Agreement is hereby amended to read in its entirety as follows:

                 At the Closing, Buyer shall deduct from the Additional Consideration of $4,777,000, as provided for in Section 1.4(a) of the Asset Purchase Agreement, $73,924.22, which amount represents the total of accounts receivable owing by Affiliates as of the Closing which are not current in accordance with applicable payment terms established by each Seller in the ordinary course of business. Attached hereto as
                 Schedule 5.2(1) is a list of the Affiliates and the amounts of accounts receivable owed by each Affiliate which are not in accordance with such applicable payment terms as of the Closing. The total amount of those accounts receivable ($73,924.22) shall be held by Marine Midland Bank, as escrow agent, pursuant to the Escrow Agreement attached hereto as Exhibit A ("Escrow Agreement"). When Buyer receives payment from an Affiliate with respect to an account receivable listed on Schedule 5.2(1), Buyer shall immediately authorize Escrow Agent to remit to Gettys from the Escrow Account, as such term is defined in the Escrow Agreement, funds equal to such payment. Payments by Affiliates shall be applied against the invoice designated by the Affiliate; if no invoice is designated, the payment shall be applied to the oldest outstanding invoice. In the event that there are any outstanding accounts receivable listed on
                 Schedule 5.2(1) as of July 1, 1996, the balance in the Escrow Account, together with all interest and earnings thereon, shall be distributed to Buyer and the Escrow Agreement shall terminate, provided, that to the extent that any accounts receivable remain outstanding on such date in connection with a product nonconformity claim referenced in clause (v) of
                 Section 1.3, the amounts of those accounts receivable shall be remitted to Gettys. Thereafter, any payments on the accounts receivable listed on Schedule 5.2(1) which are received by Buyer shall be remitted directly to Gettys.

                 3. The amendments set forth herein are limited precisely as written and shall not be deemed to be a consent or waiver to, or modification of, any other term or condition in the Asset Purchase Agreement or any of the documents referred to herein or therein. Except as expressly amended hereby, the terms and conditions of the Asset Purchase Agreement shall continue in full force and effect. On and after the date hereof, whenever the Asset Purchase Agreement is referred to in the Asset Purchase Agreement or in any other of the documents in connection therewith, it shall be deemed to mean the Asset Purchase Agreement as amended hereby.

                 4. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts and will be effective when at least one counterpart has been executed by each party. This Amendment may also be executed in multiple originals, each of which shall be deemed to be an original instrument. All such counterparts and duplicate originals together shall constitute but one agreement.

                 5. This Amendment shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

                 IN WITNESS WHEREOF, this Amendment has been executed April 19, 1996.


                                           GETTYS CORPORATION



                                           By
                                             ---------------------------


                                           GETTYS PROPERTY CORPORATION



                                           By
                                             ---------------------------


                                           AMERICAN PRECISION INDUSTRIES INC.



                                           By
                                             ---------------------------


                                           API ACQUISITION CORP.



                                           By
                                             ---------------------------





                                     - 3 -